Exhibit 99.1

[COMPANY LOGO]

FOR IMMEDIATE RELEASE

MICROTEK MEDICAL HOLDINGS ANTICIPATES REPORTING
THIRD QUARTER REVENUES OF APPROXIMATELY $24.4 MILLION

SCHEDULES QUARTERLY EARNINGS RELEASE AND CONFERENCE CALL

COLUMBUS, MS, October 2, 2003 – Microtek Medical Holdings, Inc. (Nasdaq: MTMD) announced today that it expects to report net revenues for the quarter ended September 30, 2003 of approximately $24.4 million, bringing the Company’s net revenues for first nine months of 2003 to approximately $72.2 million. The anticipated net revenues for the three-month and nine-month periods ended September 30, 2003 represent increases of approximately $2.2 million, or 10 percent, and $7.7 million, or 12 percent, over the net revenues reported for the respective 2002 periods.

Dan R. Lee, the Company’s President and CEO, commented, “Our expected revenues for the third quarter and first nine months of 2003 position us where we anticipated as we begin the fourth quarter. Our revenues for the third quarter of 2003 include some considerable accomplishments in our major product channels, specifically in our innovative services (OEM) and OREX Technologies Nuclear divisions, and in our CleanOp product line. We hope to elaborate more on these successes with our full earnings release next month.”

The Company has not yet completed its accounting for its third quarter. The Company’s expectations about what it will report for revenues for the third quarter of 2003 and the nine months ended September 30, 2003 are tentative pending the completion of such accounting.

Conference Call

The Company’s results of operations for the quarter ended September 30, 2003 are scheduled to be released on Wednesday, November 5, 2003, before the market opens. A conference call will be conducted by Dan R. Lee, President and CEO, and Jerry Wilson, CFO, at 11:00 a.m. Eastern Time on November 5, 2003, and will be accessible to the public by calling 1-877-792-5693 (U.S. and Canada), Reference: Microtek Medical. International callers dial 1-706-679-4663. Callers should dial in approximately 10 minutes before the call begins.

To access the live broadcast of the call over the Internet, log on to: www.MicrotekMed.com.

A conference call replay will be available at 5:00 p.m. Eastern Time on November 5, 2003 through 5:00 p.m. Eastern Time November 12, 2003 and can be accessed by calling (U.S. and Canada) 1-800-642-1687 or (international) 1-706-645-9291; for both reference conference call ID number: 3143737.

About Microtek Medical Holdings, Inc.

The Company, a market leader in the healthcare industry, develops, manufactures and sells infection control products, fluid control products and safety products to healthcare professionals for use in environments such as operating rooms and outpatient surgical centers.

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For More Information, Please Call (800) 476-5973
Dan R. Lee, President & CEO
Jerry Wilson, CFO
Victor P. Thompson, Investor Relations
Investorrelations@microtekmed.com

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